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                                                                     EXHIBIT 5.1

Ribozyme Pharmaceuticals, Inc.
Attn: Board of Directors
2950 Wilderness Place
Boulder, Colorado 80301

Dear Sirs:

   You have requested our opinion in connection with the Registration Statement on Form S-3 ("Registration Statement") which is expected to be filed by Ribozyme Pharmaceuticals, Inc. on March 2, 2000, with respect to the offer and sale of 3,622,500 shares of a single class of common stock. We have reviewed such corporate documents and have made such investigation of Colorado law as we have deemed necessary. Based upon that review and investigation, it is our opinion that when the shares referred to above are issued in the manner described in the Registration Statement, said shares will be authorized, fully paid and non-assessable.

   We consent to the use in the Registration Statement of our name and the statement with respect to our firm under the heading "Legal Matters" in the related prospectus.

                                          Very truly yours,
                                          ROTHGERBER JOHNSON & LYONS LLP

                                          /s/ Rothgerber Johnson & Lyons LLP

March 2, 2000